Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Mobix Labs, Inc. of our report dated December 28, 2023, except for the effects of the reverse recapitalization discussed in Note 1 to the financial statements, as to which the date is April 1, 2024 relating to the financial statements of Mobix Labs Operations, Inc. (formerly known as Mobix Labs, Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

August 26, 2024